newsrelease
CTS CORPORATION  Elkhart, Indiana 46514      574-523-3800

October 28, 2013
FOR RELEASE:  Immediately

CTS ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

Earnings Increase 18%

Continues to Simplify and Strengthen Capabilities in Core Business

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced third quarter 2013 revenues of $159.6 million, an increase of 5.3% from the prior quarter and an increase of 16.2% from the same period last year. Third quarter net earnings increased 18% to $6.8 million, or $0.20 per diluted share, compared to net earnings of $5.9 million, or $0.17 per diluted share, in the same period last year. The third quarter 2013 results include restructuring and other costs of $0.04 per share. Excluding these items, third quarter 2013 adjusted earnings were $0.24 per share compared to adjusted earnings of $0.20 per share in the same period last year and $0.20 per share in the second quarter 2013.

The Company’s third quarter 2013 Components and Sensors segment sales grew $28.1 million, or 37%, from prior year, of which $11.8 million came from the D&R Technology acquisition. Compared to the second quarter 2013, the Components and Sensors segment sales decreased $1.7 million or 1.7%. EMS segment sales decreased $5.9 million in the third quarter of 2013 from the same period last year and increased $9.8 million from the second quarter 2013.  As previously announced, the Company sold its EMS business on October 2, 2013.

Third quarter 2013 cash flow from operations improved to $15.3 million compared to $13.7 million in the second quarter 2013 and $13.0 million in third quarter 2012.

CTS’ new order pipeline remains strong with business wins of $105 million in the third quarter.

Commenting on third quarter results, Kieran O’Sullivan, CTS’ Chief Executive Officer, said, “We are pleased with our 18% earnings improvement both sequentially against the second quarter of 2013 and year-over-year. Our revenue focus remains on product development and strengthening our sales and marketing capabilities globally.  We will continue to focus on efforts to improve our cost structure by simplifying our footprint and corporate structure. All of these efforts are intended to position our core businesses for profitable growth.  Additionally, the EMS divestiture provides financial flexibility to drive organic and inorganic growth to enhance shareholder value.”

O’Sullivan continued, “Full-year 2013 sales are expected to be in the range of $555 million to $560 million reflecting the October 2, 2013 EMS divestiture.  We are maintaining the 2013 adjusted earnings per share guidance in the range of $0.78 to $0.83 per share.”

SEGMENT INFORMATION
($ in thousands)
	Components and
	Sensors	EMS	Total
Third Quarter of 2013
Net sales to external customers	$103,632	$55,931	$159,563
Segment operating earnings before corporate and shared services charges	$15,108	$2,356	$17,464
Corporate and shared services charges	(4,932)	(1,373)	(6,305)
Segment operating earnings	$10,176	$983	$11,159
Expenses not allocated to business segments:
- Restructuring and related charges			(1,066)
Total operating earnings			$10,093
Second Quarter of 2013
Net sales to external customers	$105,381	$46,180	$151,561
Segment operating earnings/(loss) before corporate
and shared services charges	$17,098	$(102)	$16,996
Corporate and share services charges	(5,731)	(1,444)	(7,175)
Segment operating earnings/(loss)	$11,367	$(1,546)	$9,821
Expenses not allocated to business segments:
- Restructuring and related charges			(8,095)
Total operating earnings			$1,726
Third Quarter of 2012
Net sales to external customers	$75,565	$61,792	$137,357
Segment operating earnings before corporate and shared services charges	$9,492	$4,202	$13,694
Corporate and shared services charges	(4,185)	(1,827)	(6,012)
Segment operating earnings	$5,307	$2,375	$7,682
Expenses not allocated to business segments:
- Restructuring and related charges			(878)
Segment operating earnings			$6,804

Conference Call
As previously announced, the Company has scheduled a conference call on Tuesday, October 29, 2013 at 11:00 a.m. EDT.  Those interested in participating may dial 800-553-0358 (612-332-0718, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Tuesday, October 29, 2013 through 11:59 p.m. EDT on Tuesday, November 5, 2013. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 306043.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of services to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”

Safe Harbor
This document contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact. Forward-looking statements are based on management's expectations, certain assumptions and currently available information. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements. Examples of factors that may affect future operating results and financial condition include, but are not limited to: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; the results of actions to reposition our businesses; rapid technological change; general market conditions in the automotive, communications, and computer industries, as well as conditions in the industrial, defense and aerospace, and medical markets; reliance on key customers; unanticipated natural disasters or other events; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks. Many of these, and other, risks and uncertainties are discussed in further detail in Item 1.A of the Annual Report on Form 10-K. We undertake no obligation to publicly update our forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                Thomas A. Kroll, Vice President and Chief Financial Officer
CTS Corporation, 905 West Boulevard North, Elkhart, IN  46514
Telephone:  574-523-3800

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS / (LOSS) - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2013	2012	2013	2012

Net sales	$ 159,563	$ 137,357	$ 460,636	$ 438,620

Costs and expenses:
Cost of goods sold	122,034	110,763	356,438	364,039
Insurance recovery for business interruption	-	(4,192)	-	(15,242)
Selling, general and administrative expenses	20,765	19,387	62,921	58,169
Research and development expenses	5,718	4,350	17,741	15,590
Insurance recovery for property damage	-	-	-	(1,769)
Restructuring charge	953	245	8,755	3,384

Operating earnings	10,093	6,804	14,781	14,449

Other expense:
Interest expense, net	(407)	(159)	(1,542)	(528)
Other income	706	763	694	297
Total other income / (expense)	299	604	(848)	(231)

Earnings before income taxes	10,392	7,408	13,933	14,218

Income tax expense	3,573	1,491	14,881	2,717

Net earnings / (loss)	$ 6,819	$ 5,917	$ (948)	$ 11,501

Net earnings / (loss) per share:
Basic	$ 0.20	$ 0.17	$ (0.03)	$ 0.34

Diluted	$ 0.20	$ 0.17	$ (0.03)	$ 0.33

Cash dividends declared per share	$ 0.035	$ 0.035	$ 0.105	$ 0.105

Average common shares outstanding:
Basic	33,696	33,923	33,603	34,017

Diluted	34,331	34,471	33,603	34,588

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Earnings / (Loss) per Share

The following table reconciles GAAP earnings per share to adjusted earnings per share for the Company:

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2013	2012	2013	2012

GAAP earnings / (loss) per share	$ 0.20	$ 0.17	$ (0.03)	$ 0.33

Tax affected charges to reported diluted earnings / (loss) per share:
Restructuring and related charges	0.02	0.02	0.20	0.10
Takata and CEO transition costs	0.01	0.01	0.04	0.02
Tax impact of cash repatriation	-	-	0.32	-
Tax asset write-off related to restructuring	-	-	0.03	-
Transaction Costs	0.01	-	0.01	-
Adjusted earnings per share	$ 0.24	$ 0.20	$ 0.57	$ 0.45

Additional Information

The following table includes other financial information not presented in the preceding financial statements.

	Three Months Ended		Six Months Ended
$ In thousands	September 29,	September 30,	September 29,	September 30,
Expense	2013	2012	2013	2012
Depreciation and Amortization	$ 5,321	$ 4,937	$ 16,677	$ 14,583
Equity Based Compensation	$ 660	$ 1,010	$ 3,141	$ 3,181

OTHER SUPPLEMENTAL INFORMATION
(continued)

Non-GAAP Financial Measures

Adjusted earnings/(loss) per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings/(loss) per share.

CTS adjusts for this item because they are discrete events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.

CTS uses an adjusted earnings/(loss) per share measure to evaluate overall performance, establish plans and perform strategic analysis.  Using this measure avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because this measure is based on the exclusion or inclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that this measure is useful to its management, investors and stakeholders in that it:

- provides a truer measure of CTS' operating performance,
- reflects the results used by management in making decisions about the business, and
- helps review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings/(Loss)
Segment operating earnings/(loss) is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings/(loss).  Segment operating earnings/(loss) exclude the effects of restructuring and restructuring-related charges when they are incurred by the Company.  Segment operating earnings/(loss) exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings/(loss) measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	September 29,	December 31,
	2013	2012

Cash and cash equivalents	$ 96,730	$ 109,571
Accounts receivable, net	96,809	89,342
Inventories	84,605	81,752
Other current assets	29,663	28,633
Total current assets	307,807	309,298

Property, plant & equipment, net	89,480	93,725
Other assets	142,576	158,156

Total Assets	$ 539,863	$ 561,179

Notes payable and current portion
of long-term debt	$ -	$ -
Accounts payable	71,512	67,973
Accrued liabilities	50,253	47,056
Total current liabilities	121,765	115,029

Long-term debt	128,600	153,500
Other obligations	19,867	24,892

Shareholders' equity	269,631	267,758

Total Liabilities and
Shareholders' Equity	$ 539,863	$ 561,179